Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of March 14, 2014 (this “Agreement”), by and between Walker & Dunlop, Inc. (“Walker & Dunlop”), and Column Guaranteed LLC (“Column”). The parties hereby agree as follows:

1.	Simultaneously with the execution and delivery of this Agreement, Walker & Dunlop irrevocably purchases from Column and Column irrevocably sells to Walker & Dunlop (subject to receipt of the payment provided herein by Column and receipt of such Shares provided herein by Walker & Dunlop) 2,450,451 shares of common stock, par value $0.01 per share (such shares being sold hereunder, the “Shares”), of Walker & Dunlop free and clear of all Encumbrances (as defined in Paragraph 4.(b)) at $14.50 per Share in cash for aggregate cash consideration of $35,531,539.50. Walker & Dunlop and Column shall cause such transaction to settle no later than March 17, 2014 (the “Settlement Date”). Column shall deliver such Shares as directed by Walker & Dunlop immediately following confirmation of receipt of a wire transfer of the aggregate purchase price set forth above.

2.	Each party shall execute such other documents and take such other actions as are reasonably requested by the other party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other party may be obligated to disclose and file a copy of this Agreement pursuant to U.S. securities laws and agrees that nothing in this Agreement shall restrict the parties’ ability to make such disclosures or filings. All fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense.

3.	Each party is a sophisticated investor and has conducted its own investigation with respect to the Shares, acknowledges that the other party may be in possession of material, nonpublic information regarding Walker & Dunlop and agrees that the other party shall not have any obligation to disclose such information to such party.

4.	Representations and Warranties of Column. Column, jointly and severally, hereby represents and warrants to Walker & Dunlop that:

(a)	Column has the full right, power and authority to enter into and perform its respective obligations under this Agreement. All action on the part of Column necessary for the execution of this Agreement and the performance of Column’s obligations hereunder has been taken or will be taken prior to the Settlement Date. This Agreement constitutes the valid and binding obligation of Column, enforceable against Column in accordance with its terms.

(b)	Column has good, valid and marketable title to all of the Shares listed opposite its name on Schedule A, free and clear of any and all Encumbrances. Column has the sole right to dispose or direct the disposition of the Shares. “Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever. The Shares constitute 100% of the common stock of Walker & Dunlop, par value $0.01 per share, beneficially owned by Column and its affiliates.

(c)	Column is not, as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in Walker & Dunlop having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

(d)	Column has not voted, agreed to vote or granted any proxy or entered into any other arrangement with respect to the Shares in connection with the 2014 annual meeting of stockholders of Walker & Dunlop or any other meeting of the stockholders of Walker & Dunlop other than as provided for in the Voting Agreement, dated as of June 7, 2012 by and among Walker & Dunlop, LLC, Walker & Dunlop, Column and CW Financial Services LLC.

5.	Representations and Warranties of Walker & Dunlop. Walker & Dunlop hereby represents and warrants to Column as follows:

(a)	Walker & Dunlop has the full right, power and authority to enter into and perform its obligations under this Agreement. All action on the part of Walker & Dunlop necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken or will be taken prior to the Settlement Date. This Agreement constitutes the valid and binding obligation of Walker & Dunlop, enforceable against Walker & Dunlop in accordance with its terms.

(b)	Walker & Dunlop is not as of the date hereof, and will not become, a party to any agreement, arrangement or understanding which could result in Column having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

6.	Column shall not vote or grant any proxy or enter into any other arrangement with respect to, the Shares in connection with the 2014 annual meeting of stockholders of Walker & Dunlop or any other meeting of the stockholders of Walker & Dunlop after the date hereof.

7.	This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

8.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the Company and Column hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company and Column irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

WALKER & DUNLOP, INC.

By:	/s/ Richard M. Lucas
Name:	Richard M. Lucas
Title:	Executive Vice President, General Counsel & Secretary

COLUMN GUARANTEED LLC

By:	/s/ Elizabeth Vern
Name:	Elizabeth Vern
Title:	Vice President

SCHEDULE A

Party	Shares

Column Guaranteed LLC	2,450,451